UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

August 18, 2020

Date of Report (Date of earliest event reported)

RIBBON COMMUNICATIONS INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-38267	82-1669692
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4 TECHNOLOGY PARK DRIVE, WESTFORD, massachusetts 01886

(Address of Principal Executive Offices) (Zip Code)

(978) 614-8100

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001	RBBN	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On August 18, 2020 (the “First Amendment Effective Date”), Ribbon Communications Operating Company, Inc. (“Borrower”), a direct wholly-owned subsidiary of Ribbon Communications Inc. (the “Company”) entered into a First Amendment to Credit Agreement (the “First Amendment), which amends that certain Senior Secured Credit Facilities Credit Agreement (the “Existing Credit Agreement” and, as amended by the First Amendment, the “Credit Agreement”), dated as of March 3, 2020 (the “Existing Credit Agreement Closing Date”) by and among the Company, as a guarantor, the Borrower, Citizens Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”), a lender, issuing lender, swingline lender, joint lead arranger and bookrunner, Santander Bank, National Association, as a lender, joint lead arranger and bookrunner, and the other lenders party thereto (each, together with Citizens Bank, N.A. and Santander Bank, National Association, referred to individually as a “Lender”, and collectively, the “Lenders”).

Pursuant to an assignment and assumption agreement entered into by Citizens Bank, N.A. (“Citizens”) and certain affiliates of Whitehorse Capital (collectively, “HIG Whitehorse”), and consented to by the Administrative Agent and the Borrower, $75 million of the $400 million Term Loan Facility under the Existing Credit Agreement was assigned from Citizens to HIG Whitehorse as of August 18, 2020 immediately prior to giving effect to the First Amendment.

Pursuant to the First Amendment, the $325 million of the $400 million Term Loan Facility that was not assigned to HIG Whitehorse was deemed the “Term A Loan”, and the $75 million of the $400 million Term Loan Facility that was assigned to HIG Whitehorse was deemed the “Term B Loan”. The Term A Loan has economic terms that are unchanged from the terms governing the Term Loan Facility that was funded on the Existing Credit Agreement Closing Date. The Term B Loan is scheduled to mature in March 2026 and bears interest, at the Borrower’s option, at either the LIBOR rate plus a margin of 7.50% per year, or the base rate (the highest of the Federal Funds Effective Rate (as defined in the Credit Agreement) plus 0.50%, or the prime rate announced from time to time in The Wall Street Journal) plus a margin of 6.50% per year. The Term B Loan has a lower rate of amortization than the Term A Loan, and is subject to a 1.00% premium if voluntarily repaid in connection with a “Repricing Transaction” (as defined in the Credit Agreement) occurring prior to the six month anniversary of the First Amendment Effective Date.

The First Amendment reduced the Borrower’s ability to incur new tranches of term loans, or increases in commitments under the full Term Loan Facility or the Revolving Loan Facility. Specifically, such indebtedness can be incurred up to an aggregate dollar limit equal to 75% of the Company’s Consolidated Adjusted EBITDA (as defined in the Credit Agreement), reduced from 100% under the Existing Credit Agreement, as of the most recently ended fiscal quarter for which financial statements have been delivered to the lenders, plus additional amounts, so long as the Borrower’s Consolidated Net Leverage Ratio (as defined in the Credit Agreement) does not exceed 2.25:1.00, reduced from 2.75:1.00 under the Existing Credit Agreement. The First Amendment also reduced the amount of Unrestricted Cash (as defined in the Credit Agreement) used in calculating the Borrower’s Consolidated Net Leverage Ratio from $25.0 million to $10.0 million.

The foregoing description of the First Amendment is qualified in its entirety by reference to the First Amendment, a copy of which is being filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The foregoing disclosure in Item 1.01 hereof is incorporated by reference into this Item 2.03.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Description
10.1	First Amendment to Credit Agreement, dated August 18, 2020 among Ribbon Communications Operating Company, Inc., as the borrower and Citizens Bank, N.A., as administrative agent.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 24, 2020	Ribbon Communications Inc.

	By:	/s/ Patrick Macken
Name: Patrick Macken
Title: Executive Vice President and Chief Legal Officer

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